Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER 2010 FFO OF $1.86 PER SHARE

BEFORE TRANSACTION RELATED COSTS

AND EPS OF $1.42 PER SHARE

Highlights

•                  Third quarter FFO totaled $1.86 per share (diluted) before transaction related costs, or $1.82 per share (diluted) after transaction related costs, compared to $0.98 per share (diluted) for the third quarter of 2009.  The increase related primarily to the $0.81 per share (diluted) gain realized upon the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

•                  Net income for the third quarter of 2010 totaled $1.42 per share (diluted) compared to a net loss of $0.03 per share (diluted) in the same period in the prior year.  The third quarter of 2010 included $0.44 per share (diluted) relating to a gain on the sale of 19 West 44th Street and $0.81 per share (diluted) from the aforementioned gain on 510 Madison Avenue.

•                  Realized a gain of $0.81 per share (diluted) upon the repayment of the first mortgage loan and senior mezzanine loan on 510 Madison Avenue with an outstanding aggregate balance of $249.3 million, which the Company had purchased in December 2009 and February 2010 for $180.5 million.  The Company realized an unleveraged internal rate of return in excess of 55% on its investment.

•                  Made four new structured finance investments for approximately $242.7 million, all of which are directly or indirectly collateralized by commercial office properties.  This includes a $131.9 million mortgage purchased at a discount through a consolidated joint venture in which we hold an 88.2% interest.  The mortgage encumbers a leasehold interest in a class A office building in Central London, U.K.  The property is net leased under a long term lease to an A1 credit rated financial institution.

•                  Closed on the acquisition of 125 Park Avenue, located in Manhattan, for $330.0 million. In connection with the acquisition, SL Green assumed $146.25 million of in-place financing. The 5.748% interest-only loan matures in October 2014.

•                  Sold 19 West 44th Street in Manhattan for $123.2 million and realized a gain on the sale of approximately $35.5 million, or $0.44 per share (diluted).

•                  In October 2010, issued $345.0 million of 3.00% exchangeable senior notes due 2017, inclusive of the overallotment option, with a 30% conversion premium, resulting in an initial conversion price of $85.81.  Net proceeds from the offering were approximately $336.5 million.

•                  In October 2010, closed on a $125.0 million seven year mortgage to replace the $49.85 million mortgage encumbering 600 Lexington Avenue.  The new mortgage bears interest at a rate of 200 basis points over LIBOR and is interest-only for the first 2 years.

•                  Combined same-store GAAP NOI decreased by 2.8% for the third quarter of 2010 when compared to the third quarter of 2009, which included $6.4 million of lease cancellation income.  Excluding lease cancellation income, combined same-store GAAP NOI increased 1.0%.

•                  Signed 44 Manhattan office leases totaling 510,463 square feet with average starting rents of $41.22 per rentable square foot during the third quarter.  Average Manhattan office starting rents increased by 1.3% on these leases over previously fully escalated rents.

•                  Signed 17 Suburban office leases totaling 206,666 square feet with average starting rents of $29.31 per rentable square foot during the third quarter.  Average Suburban office starting rents decreased by 9.1% on these leases over previously fully escalated rents.

•                  Ended the quarter with a Manhattan occupancy rate of 94.4%, excluding 100 Church Street, on which the Company foreclosed in January 2010.

Summary

New York, NY, October 25, 2010 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $145.3 million, or $1.82 per share (diluted), for the quarter ended September 30, 2010, compared to $78.1 million, or $0.98 per share (diluted), for the same quarter in 2009.  The increase related primarily to the $0.81 per share (diluted) gain realized upon the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

Net income attributable to common stockholders totaled $111.5 million, or $1.42 per share (diluted), for the quarter ended September 30, 2010, compared to a net loss of $2.5 million, or $0.03 per share (diluted), for the same quarter in 2009.  The results for the quarter ended September 30, 2010 included $0.44 per share (diluted) relating to a gain on the sale of the 19 West 44th Street and $0.81 per share (diluted) related to a gain on the repayment of the first mortgage and senior mezzanine loan on 510 Madison Avenue.

Operating and Leasing Activity

For the third quarter of 2010, the Company reported revenues and EBITDA of $323.3 million and $203.5 million, respectively, compared to $245.8 million and $139.3 million in the same period in 2009.

Same-store GAAP NOI on a combined basis decreased by 2.8% for the third quarter of 2010 when compared to the same quarter in 2009, with the consolidated properties decreasing by 4.8% to $124.6 million and the unconsolidated joint venture properties increasing 3.5% to $43.9 million.

Occupancy for the Manhattan portfolio at September 30, 2010 was 94.4% when excluding 100 Church Street, on which the Company foreclosed in January 2010.  Including 100 Church Street, occupancy for the Manhattan portfolio was 92.0% at September 30, 2010.  During the quarter, the Company signed or commenced 55 leases in the Manhattan portfolio totaling 586,593 square feet, of which 44 leases and 510,463 square feet represented office leases.  Average starting Manhattan office rents of $41.22 per rentable square foot on the 510,463 square feet of office leases signed or commenced during the third quarter represented a 1.3% increase over the previously fully escalated rents on the same office spaces.  The average lease term was 10.8 years and average tenant concessions were 3.2 months of free rent with a tenant improvement allowance of $18.78 per rentable square foot.

Occupancy for the Suburban portfolio was 87.0% at September 30, 2010.  During the quarter, the Company signed or commenced 18 leases in the Suburban portfolio totaling 206,866 square feet, of which 17 leases and 206,666 square feet represented office leases.  Average starting Suburban office rents of $29.31 per rentable square foot for the third quarter represented a 9.1% decrease over the previously fully escalated rents on the same office spaces.

Significant leases that were signed or commenced during the third quarter included:

•                  Early renewal with CBS Broadcasting, Inc. for approximately 281,896 square feet at 555 West 57th Street;

•                  New lease with Matinee 52 LLC for approximately 44,201 square feet at 810 Seventh Avenue;

•                  Early renewal with DeWitt Stern Group, Inc. for approximately 25,880 square feet at 420 Lexington Avenue;

•                  New lease with Urban Outfitters Inc. for approximately 25,866 square feet at 521 Fifth Avenue;

•                  New lease with Cohen & Gressler LLP for approximately 22,600 square feet at 800 Third Avenue;

•                  New lease with RD Management for 22,437 square feet at 810 Seventh Avenue;

•                  Early renewal with Citibank, N.A. for approximately 82,383 square feet at 750 Washington Boulevard, Connecticut; and

•                  Early renewal with Pepsico Inc. for approximately 75,090 square feet at 100 Summit Lake Drive, Valhalla, Westchester County, New York.

Marketing, general and administrative, or MG&A, expenses for the quarter ended September 30, 2010 were approximately $18.5 million, compared to approximately $18.9 million for the quarter ended September 30, 2009.

Results for the quarter ended September 30, 2010 included approximately $3.3 million of transaction-related costs which are required to be expensed under accounting guidelines that took effect in 2009.  These charges resulted in a $0.04 per share (diluted) charge to earnings.

Real Estate Investment Activity

In August 2010, the Company closed on the acquisition of 125 Park Avenue in Manhattan for $330.0 million. In connection with the acquisition, SL Green assumed $146.25 million of in-place financing. The 5.748% interest-only loan matures in October 2014.

In September 2010, the Company sold the property located at 19 West 44th Street in Manhattan for $123.2 million and realized a gain on the sale of approximately $35.5 million, or $0.44 per share (diluted). The sale generated approximately $114.6 million of proceeds for the Company.

Financing and Capital Activity

In October 2010, the Company issued $345.0 million of 3.00% exchangeable senior notes due 2017, inclusive of the $45.0 million overallotment option, with a 30% conversion premium, resulting in an initial conversion price of $85.81.  The Company received net proceeds from the offering of approximately $336.5 million.

In October 2010, the joint venture that owns 600 Lexington Avenue closed on a $125.0 million seven year mortgage to replace the $49.85 million mortgage assumed upon acquisition of the property.  The new mortgage bears interest at a rate of 200 basis points over LIBOR and is interest-only for the first 2 years.

In September 2010, the Company repaid a $104.0 million term loan which had been secured by the Company’s interest in a structured finance investment.

The Company repurchased approximately $28.7 million of its 3.00% Exchangeable Senior Debentures during the third quarter of 2010. Following the repurchases, approximately $126.9 million aggregate principal amount of these debentures remain outstanding.

Structured Finance Activity

The Company’s structured finance investments totaled approximately $907.9 million at September 30, 2010, an increase of approximately $122.3 million from the balance at December 31, 2009.  The increase resulted from new investments exceeding positions sold, reserved or foreclosed.  During the third quarter, the Company made four new structured finance investments for approximately $242.7 million, all of which are directly or indirectly collateralized by commercial office properties, and received paydowns and repayments totaling approximately $273.5 million.  In connection with the sale in September 2010, of 510 Madison Avenue by the owner, the first mortgage loan and senior mezzanine loan, which the Company purchased in December 2009 and February 2010 for $180.5 million in the aggregate, was repaid at par. In connection with that repayment the Company realized a gain of approximately $64.8 million, or $0.81 per share (diluted).  During the third quarter, the Company also recorded approximately $5.0 million in additional reserves against its structured finance investments which were offset by approximately $3.7 million of recoveries.  The structured finance investments currently have a weighted average maturity of 3.8 years and had a weighted average yield for the quarter ended September 30, 2010 of 10.6%, exclusive of loans totaling $126.6 million which are on non-accrual status.

Dividends

During the third quarter of 2010, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock, which was paid on October 15, 2010 to stockholders of record on the close of business on September 30, 2010; and

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2010 through and including October 14, 2010, which were paid on October 15, 2010 to stockholders of record on the close of business on September 30, 2010, and reflect regular quarterly dividends, which are the equivalent of annualized dividend of $1.9064 and $1.9688, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Tuesday, October 26, 2010 at 2:00 p.m. ET to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “financial reports” in the investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “event calendar & webcasts” in the investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.271.0675 Domestic or 617.213.8892 International, using pass-code “SL Green.”

A replay of the call will be available through October 31, 2010 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 59297680.

Supplemental Information

The Supplemental Package outlining the Company’s third quarter 2010 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of September 30, 2010, the Company owned interests in 30 New York City office properties totaling approximately 22,324,460 square feet, making it New York’s largest office landlord. In addition, at September 30, 2010, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 366,312 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.216.1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Rental revenue, net	$199,347	$189,454	$591,664	$571,094
Escalations and reimbursement revenues	31,491	29,061	91,344	92,595
Preferred equity and investment income	84,377	16,266	125,543	48,697
Other income	8,065	10,988	25,450	40,421
Total revenues	323,280	245,769	834,001	752,807

Equity in net income from unconsolidated joint ventures	7,544	16,585	32,925	46,486
Gain (loss) on early extinguishment of debt	(511)	8,368	(1,900)	85,401

Expenses:
Operating expenses	59,320	54,315	170,998	159,809
Ground rent	7,860	7,912	23,360	24,004
Real estate taxes	36,534	34,220	112,259	106,344
Loan loss and other investment reserves, net of recoveries	1,338	16,100	12,323	123,677
Transaction related costs	3,254	—	8,416	—
Marketing, general and administrative	18,474	18,869	55,251	54,736
Total expenses	126,780	131,416	382,607	468,570

Earnings Before Interest, Depreciation and Amortization (EBITDA)	203,533	139,306	482,419	416,124
Interest expense, net of interest income	57,225	65,366	172,353	182,105
Amortization of deferred financing costs	2,802	3,069	7,110	5,981
Depreciation and amortization	56,932	56,364	169,668	164,477
Gain (loss) on equity investment in marketable securities	—	(52)	285	629
Net income from Continuing Operations	86,574	14,559	133,003	62,932
Net income from Discontinued Operations	1,987	1,863	5,420	4,180
Gain (loss) on sale of Discontinued Operations	35,485	(11,829)	35,485	(5,257)
Net gain on sale of interest in unconsolidated joint venture/ real estate	520	—	127,289	6,848
Net income	124,566	4,593	301,197	68,703
Net income attributable to noncontrolling interests	(5,521)	(2,144)	(15,375)	(11,006)
Net income attributable to SL Green Realty Corp.	119,045	2,449	285,822	57,697
Preferred stock dividends	(7,545)	(4,969)	(22,205)	(14,906)
Net income (loss) attributable to common stockholders	$111,500	$(2,520)	$263,617	$42,791

Earnings Per Share (EPS)
Net income (loss) per share (Basic)	$1.43	$(0.03)	$3.38	$0.64
Net income (loss) per share (Diluted)	$1.42	$(0.03)	$3.36	$0.64

Funds From Operations (FFO)
FFO per share (Basic)	$1.83	$0.98	$3.93	$3.59
FFO per share (Diluted)	$1.82	$0.98	$3.91	$3.59

Basic ownership interest
Weighted average REIT common shares for net income per share	78,227	76,832	78,034	67,196
Weighted average partnership units held by noncontrolling interests	1,210	2,336	1,345	2,337
Basic weighted average shares and units outstanding for FFO per share	79,437	79,168	79,379	69,533
Diluted ownership interest
Weighted average REIT common share and common share equivalents	78,571	76,938	78,377	67,243
Weighted average partnership units held by noncontrolling interests	1,210	2,336	1,345	2,337
Diluted weighted average shares and units outstanding	79,781	79,274	79,722	69,580

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,459,690	$1,379,052
Buildings and improvements	5,838,978	5,585,584
Building leasehold and improvements	1,288,798	1,280,256
Property under capital lease	12,208	12,208
	8,599,674	8,257,100
Less accumulated depreciation	(871,910)	(738,422)
	7,727,764	7,518,678
Assets held for sale, net	—	992
Cash and cash equivalents	270,803	343,715
Restricted cash	153,667	94,495
Investment in marketable securities	72,090	58,785
Tenant and other receivables, net of allowance of $14,402 and $14,271 in 2010 and 2009, respectively	29,470	22,483
Related party receivables	7,088	8,570
Deferred rents receivable, net of allowance of $24,785 and $24,347 in 2010 and 2009, respectively	190,481	166,981
Structured finance investments, net of discount of $40,822 and $46,802 and allowance of $87,768 and $93,844 in 2010 and 2009, respectively	907,936	784,620
Investments in and advances to unconsolidated joint ventures	777,556	1,058,369
Deferred costs, net	156,502	139,257
Other assets	294,518	290,632
Total assets	$10,587,875	$10,487,577

Liabilities and Equity
Mortgage notes and other loans payable	$2,896,946	$2,595,552
Revolving credit facility	800,000	1,374,076
Senior unsecured notes	831,261	823,060
Accrued interest and other liabilities	21,357	34,734
Accounts payable and accrued expenses	144,814	125,982
Deferred revenue/gain	320,712	349,669
Capitalized lease obligation	17,028	16,883
Deferred land lease payable	18,204	18,013
Dividend and distributions payable	14,203	12,006
Security deposits	38,019	39,855
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,202,544	5,489,830
Commitments and contingencies	—	—
Noncontrolling interest in operating partnership	79,117	84,618
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 11,700 and 6,300 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	274,000	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 81,621 and 80,875 issued and outstanding at September 30, 2010 and December 31, 2009, respectively (inclusive of 3,369 and 3,360 shares held in Treasury at both September 30, 2010 and December 31, 2009, respectively)	816	809
Additional paid-in capital	3,570,752	3,525,901
Treasury stock-at cost	(303,222)	(302,705)
Accumulated other comprehensive loss	(30,936)	(33,538)
Retained earnings	1,180,667	949,669
Total SL Green Realty Corp. stockholders’ equity	4,788,398	4,388,438
Noncontrolling interests in other partnerships	517,816	524,691
Total equity	5,306,214	4,913,129
Total liabilities and equity	$10,587,875	$10,487,577

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
FFO Reconciliation:
Net income (loss) attributable to common stockholders	$111,500	$(2,520)	$263,617	$42,791
Add:
Depreciation and amortization	56,932	56,364	169,668	164,477
Discontinued operations depreciation adjustments	405	668	1,626	2,539
Joint venture depreciation and noncontrolling interest adjustments	7,116	9,800	24,608	30,387
Net income attributable to noncontrolling interests	5,521	2,144	15,375	11,006
Loss (gain) on equity investment in marketable securities	—	(52)	285	629
Less:
Gain (loss) on sale of discontinued operations	35,485	(11,829)	35,485	(5,257)
Equity in net gain on sale of joint venture property/real estate	520	—	127,289	6,848
Depreciation on non-rental real estate assets	155	176	686	549
Funds from Operations	145,314	78,057	311,719	249,688
Transaction related costs(1)	3,254	—	9,007	—
Funds from Operations before transaction related costs	$148,568	$78,057	$320,726	$249,688

(1)  Includes the Company’s share of joint venture transaction related costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Earnings before interest, depreciation and amortization (EBITDA):	$203,533	$139,306	$482,419	$416,124
Add:
Marketing, general & administrative expense	18,474	18,869	55,251	54,736
Net Operating income from discontinued operations	2,392	2,734	7,045	8,579
Loan loss reserves	5,000	16,100	15,985	123,677
Transaction related costs	3,254	—	8,416	—
Less:
Non-building revenue	(90,876)	(15,136)	(139,762)	(69,717)
(Gain) loss on early extinguishment of debt	511	(8,368)	1,900	(85,401)
Equity in net income from joint ventures	(7,544)	(16,585)	(32,925)	(46,486)
GAAP net operating income (GAAP NOI)	134,744	136,920	398,329	401,512

Less:
Net Operating income from discontinued operations	(2,392)	(2,734)	(7,045)	(8,579)
GAAP NOI from other properties/affiliates	(7,776)	(3,351)	(12,125)	(10,411)
Same-Store GAAP NOI	$124,576	$130,835	$379,159	$382,522

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2010	2009
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,324	23,211
Portfolio percentage leased at end of period	92.0%	95.7%
Same-Store percentage leased at end of period	94.7%	96.5%
Number of properties in operation	30	29

Office square feet leased during quarter (rentable)	510,463	251,888
Average mark-to-market percentage-office	1.3%	5.2%
Average starting cash rent per rentable square foot-office	$41.22	$47.31

(1)  Includes wholly owned and joint venture properties.